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         Greyrock Business Credit
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         EXHIBIT  99.6


                      STANDBY AGREEMENT



                                  April 1, 1997



Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, CA  90292

Gentlemen:

                 Reference is made to the Loan and Security between us dated April 1, 1997 (the ``Loan Agreement''). (This Agreement, the Loan Agreement, and all other written documents and agreements between us are referred to herein collectively as the ``Loan Documents''. Capitalized terms used but not defined in this agreement, shall have the meanings set forth in the Loan Agreement.)

                 You have requested that certain of the provisions of the Loan Agreement not apply while there are no outstanding Loans under the Loan Agreement.

                 Accordingly, this will confirm our agreement that, during the time no Loans are outstanding under the Loan Agreement (the ``Standby Period''), you will not be required to provide us with daily reporting of transactions and daily schedules and assignments of Receivables and schedules of collections (as called for by Section 4.3 of the Loan Agreement), and you will not be required to deliver to us the proceeds of Receivables and other Collateral (as called for by Sections 4.4 and 5.4 of the Loan Agreement).


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         Greyrock Business Credit
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                 You may, at your option, terminate the Standby Period, so that you can thereafter request Loans under the Loan Agreement, by giving us written notice at least two weeks before the Standby Period is to terminate, together with such information relating to the Receivables and other Collateral we shall specify.

                 Upon termination of the Standby Period, you will, then and thereafter, provide us with the daily reporting of transactions and daily schedules and assignments of Receivables and schedules of collections, as called for by Section 4.3 of the Loan Agreement, and deliver all proceeds of Receivables and other Collateral to us, as called for by Sections 4.4 and 5.4 of the Loan Agreement.

                 You may reinstitute the Standby Period during any time that no Loans are outstanding under the Loan Agreement, by written notice to us.




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                 Please confirm your agreement to the foregoing by signing the enclosed copy of this Standby Agreement and returning it to us.



                                              Sincerely yours,

                                              GREYROCK BUSINESS CREDIT,
                                              a Division of NationsCredit
                                              Commercial Corporation

                                              By ________________________

                                              Title: ____________________

                                                Accepted and agreed:

                                              QUARTERDECK CORPORATION

                                              By ________________________
                                              President or Vice President